Exhibit 99

Press Contact: W. Don Cornwell
Analyst Contact: Ellen McClain
Telephone: 212-826-2530

Granite Broadcasting Reports Results for the Quarter Ended March 31, 2004

• Results Exceed Guidance -

• Strategic Operating Arrangements Announced in Fort Wayne and Duluth -

NEW YORK, April 27, 2004— Granite Broadcasting Corporation (Nasdaq: GBTVK) reported results for the first quarter that exceeded the guidance provided by the Company in its press release dated March 2, 2004.

Commenting on the results, W. Don Cornwell, Chairman and Chief Executive Officer, said, “We are pleased to announce that we have exceeded the first quarter net revenue and Broadcast Cash Flow guidance given on March 2, 2004. Our better than anticipated performance is due to both increased political and non-political revenue as the quarter strengthened significantly in March. Granite has met or exceeded guidance in every quarter for more than three and a half years.”

John Deushane, Chief Operating Officer, added, “Our station group experienced solid net revenue growth from a broad base of advertising categories including financial services, telecom, home improvement, general retail and utilities. The retail category was up almost 9 percent, which we believe is an indicator of a strengthening local advertising economy. Local non-political revenue was particularly strong at our Duluth station as we continue to benefit from our satellite station, KRII, in the northern region of the DMA. Net revenue was also positively impacted by an incremental $1.1 million of political advertising, the vast majority of which was generated in just 3 of the 6 states in which we provide local news: California, Illinois, and Minnesota.

“Local non-political performance was particularly strong at our WB affiliates, increasing 11 percent during the first quarter, which is on top of the almost 9 percent growth these stations generated in the first quarter of 2003. Our WB affiliates were successful in attracting new business to their stations in categories such as financial services and insurance as more non- traditional advertisers recognize the benefits of reaching a younger demographic. As a result, both WB affiliates grew their share of local non- political revenue during the quarter. National non-political revenue at our WB affiliates declined 11 percent during the quarter as we faced tough comparisons from 2003 when national non-political revenue increased almost 25 percent.”

Mr. Cornwell concluded, “We are off to a great start in 2004 as we are seeing solid advertising gains across our markets. In addition, our recently announced strategic arrangement with Malara Broadcasting in Fort Wayne and Duluth is a significant achievement in the execution of our strategic plan to reduce leverage and become free cash flow positive. Operating news-oriented local stations in small to mid-sized markets is Granite’s strength, and we look forward to expanding the service we provide to these communities. In addition, we expect this arrangement to significantly enhance our financial model in these markets and create value for our shareholders. We continue to seek additional changes to our asset mix that capitalize on our ability to operate local news-oriented stations.”

Use of Broadcast Cash Flow

Broadcast Cash Flow, a non-GAAP measure, is defined as operating income (loss) plus depreciation, amortization, corporate, non-cash compensation, and program amortization, less program payments. Broadcast Cash Flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets. Broadcast Cash Flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company considers operating loss to be the most comparable GAAP measure to Broadcast Cash Flow; therefore, the Company has included a reconciliation of operating loss to Broadcast Cash Flow in Table 3 and Table 5, as required by Regulation G.

FIRST QUARTER RESULTS

THREE MONTHS ENDED MARCH 31, 2004

VERSUS THREE MONTHS ENDED MARCH 31, 2003

Net revenue increased 5.4 percent or $1.3 million to $26 million due primarily to an increase of $1.1 million in political advertising revenue and increases in local non-political revenue, offset, in part, by a 2.5 percent decrease in national non-political revenue.

Station operating expenses decreased 4.6 percent or $1 million to $21.1 million. Lower film amortization expense and a reduction in the allowance for doubtful accounts was offset, in part, by higher healthcare costs, compensation and benefit increases, and increases in power and rent resulting from the launch of digital broadcasting. All eight of the Company’s stations have commenced digital broadcasting. Broadcast Cash Flow increased 45 percent from $2.4 million to $3.5 million.

Big Three Affiliates

Net revenue at the Company’s Big Three affiliates increased 7 percent due primarily to a $1.1 million increase in political advertising and a 3.6 percent increase in national non-political revenue. Local non-political revenue decreased 2.8 percent against tough comparisons from 2003 when local non-political revenue increased 8.3 percent. The Big Three affiliates contributed 68 percent to net revenue during the quarter.

Station operating expenses at the Company’s Big Three affiliates increased 5.2 percent due primarily to higher healthcare costs, compensation and benefit increases, higher sales expense and increased power costs resulting from the onset of digital broadcasting. Broadcast Cash Flow at the Big Three affiliates increased 11.7 percent from $3.7 million to $4.1 million.

WB Affiliates

Net revenue at the Company’s WB affiliates increased 2.5 percent driven by healthy local non-political revenue growth of 11 percent. National non- political revenue decreased 11 percent due primarily to declines in the paid programming and movie categories. The WB affiliates do not generate meaningful political revenue, as they do not broadcast local news. The WB affiliates contributed 32 percent to net revenue during the quarter.

Station operating expenses at the Company’s WB affiliates decreased 18 percent due primarily to reduced film amortization and a reduction in the allowance for doubtful accounts. Broadcast Cash Flow at the Company’s WB affiliates was negative $650,000.

The Company has made substantial progress replacing unprofitable programming with competitive, profitable programming. For example, the Company has replaced certain programming at our WB stations costing approximately $8 million annually with competitive programming that will cost approximately $500,000 annually.

SECOND QUARTER 2004 GUIDANCE

Commenting on outlook for the quarter ended June 30, 2004, Ellen McClain, Chief Financial Officer, said, “At this early stage in the quarter, results are difficult to predict. Since most of our markets are not in Presidential “battleground” states, we anticipate no more than $700,000 of political revenue in the second quarter, representing a decline of almost 50 percent from the first quarter of 2004. At this time, we expect second quarter net revenue to range between flat and up 4 percent. Broadcast Cash Flow is expected to be in the range of $4.5 million to $5.9 million (see Table 4 and Table 5).”

Second Quarter Guidance on Other Income Statement Items

•                  Depreciation expense is expected to be approximately $2 million in the second quarter and $9 million for the full year.

•                  Amortization expense is expected to be approximately $1.9 million in the second quarter and $7.5 million for the full year.

•                  Corporate expense is expected to be approximately $2.8 million for the second quarter and $11.3 million for the full year.

•                  Performance awards granted to certain senior executives for the successful refinancing of the senior credit facility will be $524,000 in the second quarter and $2.1 million for the full year. The recipients have irrevocably elected to defer receipt of a portion of this award until 2006, with the remaining award deferred until 2011.

•                  Non-cash compensation expense is expected to be approximately $110,000 for the second quarter and $650,000 for the full year.

•                  Interest expense is expected to be approximately $10 million in the second quarter and $40 million for the full year.

•                  Non-cash interest expense is expected to be approximately $1.1 million in the second quarter and $4.5 million for the full year.

•                  Non-cash preferred stock dividend is expected to be approximately $ 6.4 million in the second quarter and $25.5 million for the full year. In accordance with Statement of Financial Accounting Standards No. 150(1), as of July 1, 2003 the Company began recording the accrual of dividends on its 12 3/4% Cumulative Exchangeable Preferred Stock on its income statement under other expenses. Prior to July 1, 2003, preferred stock dividends were treated as a reduction to shareholders’ equity.

•                  Capital expenditures are expected to be approximately $3 million in the second quarter and $8.5 million for the full year, which includes spending of approximately $1.5 million in the second quarter and $2.6 million for the full year related to the digital conversion.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent the Company’s expectations or beliefs concerning future events. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change and innovation in the broadcasting industry and proposed legislation. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

Granite Broadcasting Corporation (Nasdaq: GBTVK) operates eight television stations in geographically diverse markets reaching over 6% of the nation’s television households. Three stations are affiliated with the NBC Television Network (NBC), two with the ABC Television Network (ABC), one with the CBS Television Network (CBS), and two with the Warner Brothers Television Network (WB). The NBC affiliates are KSEE-TV, Fresno-Visalia, California, WEEK-TV, Peoria-Bloomington, Illinois, and KBJR-TV, Duluth, Minnesota and Superior, Wisconsin. The ABC affiliates are WKBW-TV, Buffalo, New York, and WPTA-TV, Fort Wayne, Indiana. The CBS affiliate is WTVH-TV, Syracuse, New York. The WB affiliates are KBWB-TV, San Francisco-Oakland-San Jose, California, and WDWB- TV, Detroit, Michigan. On April 23, 2004 Granite entered into a strategic arrangement with Malara Broadcasting under which Granite will provide advertising sales, promotion and administrative services and selected programming to Malara-owned stations in Fort Wayne, Indiana and Duluth, Minnesota-Superior, Wisconsin.

(1)          Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, issued in May 2003 and effective with interim periods after June 15, 2003.

Table 1

Financial Results (Unaudited)

(in thousands, except per share data and number of shares)

GRANITE BROADCASTING CORPORATION

	Three Months Ended March 31,
	2004	2003
		Restated (a)

Net revenue	$26,001	$24,657
Station operating expenses	21,091	22,105
Depreciation expense	1,763	1,531
Amortization expense	1,882	3,115
Corporate expense (b)	3,545	2,820
Non-cash compensation expense	303	386
Operating loss	(2,583)	(5,300)

Interest expense	9,873	7,627
Interest income	(232)	(214)
Non-cash interest expense	1,146	1,071
Non-cash preferred stock dividend (c)	6,387	—
Other expense	140	138

Loss before income taxes	(19,897)	(13,922)
Benefit for income taxes	(2,484)	(4,471)
Net loss	$(17,413)	$(9,451)

Net loss attributable to common shareholders	$(17,413)	$(15,927)

Per basic and diluted common share:
Basic and diluted net loss per share	$(0.90)	$(0.84)

Weighted average common shares outstanding	19,319,000	18,941,000

Capital expenditures	$1,265	$2,054

(a)          Upon adoption of Financial Accounting Standards No. 142 on January 1, 2002, the Company ceased amortization of goodwill and other indefinite-lived intangible assets.  At the time of adoption of Statement 142, the Company considered the value of its station’s network affiliations as indefinite-lived and, therefore, ceased amortization of these intangible assets.  In light of stated positions by the Securities and Exchange Commission regarding the amortization of network affiliations, the Company has changed its accounting policy to amortize these assets over a 25-year period retroactively from January 1, 2002.  As a result, the Company has restated its earnings for the three months ended March 31, 2003.  The increase to amortization, a non-cash charge is approximately $745,000.

(b)         Included in corporate expense for the three months ended March 31, 2004 is $524,000 of expense associated with a performance award granted to certain officers of the Company during 2003 that will be used primarily to repay their outstanding loans to us on January 25, 2006.

(c)          In the third quarter of 2003, the Company adopted Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.  Accordingly the dividends on the redeemable preferred stock have been recorded as a charge to expense.  Prior to the third quarter of 2003, preferred stock dividends were treated as a reduction to shareholders’ equity.

Table 2

Financial Results (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

	Three Months Ended March 31,
	2004	2003
		Restated (a)

Net revenue	$26,001	$24,657
Station operating expenses	21,091	22,105
Depreciation expense	1,763	1,531
Amortization expense	1,882	3,115
Corporate expense	3,545	2,820
Non-cash compensation expense	303	386
Operating loss	$(2,583)	$(5,300)

Supplemental Financial Data:
Broadcast cash flow (b)	$3,496	$2,408
Broadcast cash flow margin	13.4%	9.8%
Program amortization	$4,808	$6,186
Program payments	$6,222	$6,330

Table 3

Reconciliation of Operating Loss to Broadcast Cash Flow (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2004	2003
		Restated (a)
Operating loss	$(2,583)	$(5,300)
Plus:
Depreciation expense	1,763	1,531
Amortization expense	1,882	3,115
Corporate expense	3,545	2,820
Non-cash compensation expense	303	386
Program amortization	4,808	6,186
Less:
Program Payments	6,222	6,330
Broadcast Cash Flow	$3,496	$2,408

(a)          See footnote (a) on Table 1.

(b)         Broadcast cash flow is defined as operating loss plus depreciation, amortization, corporate, non-cash compensation and program amortization, less program payments.  The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast cash flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Table 4

Second Quarter 2004 Guidance (Unaudited)

(in thousands)

GRANITE BROADCASTING CORPORATION

	Three Months Ended June 30,
	2003	2004		Percent Change
	Restated (a)	High	Low	High	Low

Net revenue	$28,467	$29,606	$28,467	4.0%	0.0%
Station operating expenses	23,029	22,345	22,575	-3.0%	-2.0%
Depreciation expense	1,553	2,025	2,025
Amortization expense	3,115	1,882	1,882
Corporate expense (b)	2,672	3,258	3,258
Non-cash compensation expense	165	110	110
Operating loss	$(2,067)	$(14)	$(1,383)

Supplemental Financial Data:
Broadcast cash flow (c)	$5,417	$5,880	$4,511
Broadcast cash flow margin	19.0%	19.9%	15.8%
Program amortization	$6,482	$4,742	$4,742
Program payments	$6,503	$6,123	$6,123

Table 5

Second Quarter 2004 Guidance

Reconciliation of Operating Loss to Broadcast Cash Flow (Unaudited)

(in thousands)

	Three Months Ended June 30,
	2003	2004
	Restated (a)	High	Low

Operating loss	$(2,067)	$(14)	$(1,383)
Plus:
Depreciation expense	1,553	2,025	2,025
Amortization expense	3,115	1,882	1,882
Corporate expense	2,672	3,258	3,258
Non-cash compensation expense	165	110	110
Program amortization	6,482	4,742	4,742
Less:
Program Payments	6,503	6,123	6,123
Broadcast Cash Flow	$5,417	$5,880	$4,511

(a)          Upon adoption of Financial Accounting Standards No. 142 on January 1, 2002, the Company ceased amortization of goodwill and other indefinite-lived intangible assets.  At the time of adoption of Statement 142, the Company considered the value of its station’s network affiliations as indefinite-lived and, therefore, ceased amortization of these intangible assets.  In light of stated positions by the Securities and Exchange Commission regarding the amortization of network affiliations, the Company has changed its accounting policy to amortize these assets over a 25-year period retroactively from January 1, 2002.  As a result, the Company has restated its earnings for the three months ended June 30, 2003.  The increase to amortization, a non-cash charge is approximately $745,000.

(b)         Included in corporate expense for the three months ended June 30, 2004 is $524,000 of expense associated with a performance award granted to certain officers of the Company during 2003 that will be used primarily to repay their outstanding loans to us on January 25, 2006.

(c)          Broadcast cash flow is defined as operating loss plus depreciation, amortization, corporate, non-cash compensation and program amortization, less program payments.  The Company has included broadcast cash flow data because such data are commonly used as a measure of performance for broadcast companies and is also used to value assets. Broadcast cash flow is not and should not be used as an indicator or alternative to operating loss, net loss, or cash flow, as reflected in the consolidated financial statements, is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.